Exhibit (a)(5)(iii)

Media Contact:	Investor Relations Contact:

Renee Brotherton / Josh Gross	Alex Bauer

renee.brotherton@trinet.com	investorrelations@trinet.com

josh.gross@trinet.com	(510) 875-7201

(408) 646-5103 / (347) 432-8300

TriNet Group, Inc. Announces Final Results of its Modified Dutch Auction Tender Offer

Dublin, CA (December 9, 2022) - TriNet Group, Inc. (NYSE: TNET) (“TriNet,” the “Company” or “our”) announced today the final results of its modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $250 million in value of its common stock (the “Common Stock”) at a price per share not less than $63.00 and not greater than $72.00, less any applicable withholding taxes and without interest, using available cash on hand. The Tender Offer expired at 12:00 midnight, New York City time, at the end of the day on December 6, 2022. The Company’s largest stockholder, Atairos Group, Inc., did not participate in the Tender Offer.

Based on the final count by Computershare Trust Company, N.A., the depositary for the Tender Offer (the “Depositary”), a total of 1,515,258 shares of Common Stock were properly tendered and not properly withdrawn at or below the purchase price of $72.00 per share.

In accordance with the terms and conditions of the Tender Offer, TriNet has accepted for purchase 1,515,258 shares at a price of $72.00 per share, for an aggregate cost of approximately $109.1 million, excluding fees and expenses relating to the Tender Offer. The 1,515,258 shares TriNet accepted for purchase represent approximately 2.4% of its outstanding shares as of December 8, 2022.

Computershare Trust Company, N.A. will promptly issue payment in cash for the shares validly tendered and accepted for purchase in the Tender Offer, less any applicable withholding taxes and without interest. Following the purchase of shares in the Tender Offer, approximately $255 million will remain available under the Company’s existing stock repurchase program. Pursuant to such program, the Company may, in the future, decide to purchase additional shares in open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and/or in private transactions, in each case subject to applicable law. Any such repurchases may be on the same terms as, or on terms that are more or less favorable to the selling stockholders in those transactions, than the terms of the Tender Offer. Whether the Company makes additional repurchases will depend on many factors, including its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the U.S. Securities and Exchange Commission (the “SEC”), as amended or supplemented, and distributed to its stockholders. Stockholders who have questions or would like additional information about the Tender Offer may contact D.F. King & Co., Inc., the information agent for the Tender Offer, toll free at (888) 542-7446, or BofA Securities, Inc. toll free at (888) 803-9655 or Truist Securities, Inc. toll free at (855) 382-6151, the dealer managers for the Tender Offer.

About TriNet

TriNet provides small and medium-size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll, all enabled by industry leading technology capabilities. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, Benefits, Employee Engagement, Payroll and Time & Attendance. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most—growing their business and enabling their people. TriNet, incredible starts here. TriNet’s Common Stock is listed on the New York Stock Exchange under the symbol “TNET.”

Forward-Looking Statements

This press release contains statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements, including statements regarding the closing of the Tender Offer. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “design,” “estimate,” “expect,” “forecast,” “guidance,” “hope,” “impact,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Further information on risks that could affect our results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet’s Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.